Free Writing Prospectus

Filed pursuant to Rule 433

Registration Statement No. 333-226705

ADP Announces Pricing of its Senior Notes Due 2028

Roseland, N.J., May 11, 2021 – ADP (Nasdaq: ADP), a leading global provider of Human Capital Management (HCM) solutions, today announced the pricing of a public offering of $1.0 billion aggregate principal amount of its 1.70% senior notes due 2028.

ADP expects to receive the net offering proceeds upon closing on or about May 14, 2021. The intended use of proceeds from the offering is to effect share repurchases under ADP’s existing share repurchase program, subject to market conditions, and any remainder is for general corporate purposes. ADP anticipates that any share repurchases funded by the proceeds of the offering will be completed within a 6 to 12 month timeframe, subject to market conditions. These share repurchases are expected to be incremental to share repurchases conducted in the normal course of business, which are intended to offset dilution from employee benefit plans and return excess cash to shareholders, subject to market conditions.

“This anticipated debt offering enhances our capital structure and is consistent with ADP’s commitment to a very strong investment grade credit rating” said Carlos Rodriguez, President and Chief Executive Officer, ADP.

ADP has filed a registration statement (including a prospectus and preliminary prospectus supplement) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the base prospectus in that registration statement, the applicable preliminary prospectus supplement and the other documents ADP has filed with the SEC for more complete information about ADP and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, ADP, any underwriter or any dealer participating in the offering will arrange to send investors the prospectus and preliminary prospectus supplement upon request by contacting BofA Securities, Inc. by telephone at 1-800-294-1322 or by email at dg.prospectus_requests@bofa.com, Deutsche Bank Securities Inc. by telephone at 1-800-503-4611 or by email at prospectus.CPDG@db.com, or J.P. Morgan Securities LLC by telephone at (212) 834-4533.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the debt securities or any other securities, nor shall there be any sale of these securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering of these securities may be made only by means of the prospectus supplement and the accompanying prospectus.

About ADP (NASDAQ – ADP)

Designing better ways to work through cutting-edge products, premium services and exceptional experiences that enable people to reach their full potential. HR, Talent, Time Management, Benefits and Payroll. Informed by data and designed for people.

Forward-Looking Statement

This document and other written or oral statements made from time to time by ADP may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical in nature and which may be identified by the use of words like “expects,” “assumes,” “projects,” “anticipates,” “estimates,” “we believe,” “could” and other words of similar meaning, are forward-looking statements. These statements are based on management’s expectations and assumptions and depend upon or refer to future events or conditions and are subject to risks and uncertainties that may cause actual results to differ materially from those expressed. Factors that could cause actual results to differ materially from those contemplated by the forward-looking statements or that could contribute to such difference include: ADP’s success in obtaining and retaining clients, and selling additional services to clients; the pricing of products and services; the success of our new solutions; compliance with existing or new legislation or regulations; changes in, or interpretations of, existing legislation or regulations; overall market, political and economic conditions, including interest rate and foreign currency trends; competitive conditions; our ability to maintain our current credit ratings and the impact on our funding costs and profitability; security or cyber breaches, fraudulent acts, and system interruptions and failures; employment and wage levels; changes in technology; availability of skilled technical associates; the impact of new acquisitions and divestitures; the adequacy, effectiveness and success of our business transformation initiatives; and the impact of and uncertainties related to major natural disasters or catastrophic events, including the coronavirus (“COVID-19”) pandemic. ADP disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law. These risks and uncertainties, along with the risk factors discussed under “Item 1A. - Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended June 30, 2020 (“fiscal 2020”), and in other written or oral statements made from time to time by ADP, should be considered in evaluating any forward-looking statements contained herein.

ADP, the ADP logo, and Always Designing for People are trademarks of ADP, Inc. All other marks are the property of their respective owners.

Copyright © 2021 ADP, Inc. All rights reserved.

ADP-Media

Allyce Hackmann

201.400.4583

Allyce.Hackmann@adp.com

ADP-Investor Relations

Contact:

ADP Investor Relations

973.974.5858

Investor.Mail@ADP.com